Filed Pursuant to Rule 424(b)(2)
Registration No. 333-191157

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
1.250% Notes due 2025	$761,320,000	99.664%	$758,761,965	$88,168.14

(1)	$ Amount to be registered is based on the latest $/€ exchange rate of $1.0876/€1.00, as released on April 27, 2015 by the United States Federal Reserve Board for euros.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 13, 2013)

€700,000,000 1.250% Notes due 2025

The notes will bear interest at the rate of 1.250% per year, and mature on May 6, 2025.

Interest on the notes is payable annually in arrears on May 6 of each year, beginning on May 6, 2016.

The notes will be unsecured and unsubordinated obligations of our company and will rank equal in right of payment with each other and with all our other unsubordinated indebtedness from time to time outstanding. We may redeem the notes, in whole or in part, at any time at the redemption price described under “Description of the Notes—Optional Redemption.” In addition, we may redeem the notes in whole, but not in part, at any time at a price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest on the notes to be redeemed to the date of redemption, in the event of certain developments affecting U.S. taxation as described under “Description of the Notes—Redemption for Tax Reasons.”

Investing in our notes involves risks, including those described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement.

	Per Note	Total
Public Offering Price(1)	99.664%	€697,648,000
Underwriting Discount	0.450%	€3,150,000
Proceeds, before Expenses, to BlackRock	99.214%	€694,498,000

(1)	Plus accrued interest, if any, from May 6, 2015.

Interest on the notes will accrue from May 6, 2015.

Currently there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange (“NYSE”). The listing application will be subject to approval by the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to monitor such listing and we may delist the notes at any time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank, S.A./N.V. (“Euroclear”), on or about May 6, 2015, which is the fifth London business day following the date of this prospectus supplement.

Barclays	Citigroup	J.P. Morgan
Credit Suisse		Wells Fargo Securities

BofA Merrill Lynch	Deutsche Bank	Goldman, Sachs & Co.
HSBC	Mizuho Securities	Morgan Stanley
MUFG	RBC Capital Markets	UBS Investment Bank

CastleOak Securities, L.P.	Loop Capital Markets	MFR Securities, Inc.

Mischler Financial Group, Inc.	The Williams Capital Group, L.P.

Prospectus Supplement dated April 28, 2015.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are offering and issuing notes. The second part is the accompanying prospectus dated September 13, 2013, which contains and incorporates by reference important business and financial information about us and other information about the offering.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a shelf registration process. Under this shelf registration process, we may, from time to time, sell notes in one or more offerings. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus before investing in our notes. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We are responsible for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus. Neither we nor any of the underwriters have authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell our notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

Unless otherwise specified, the euro/U.S. dollar rate of exchange used in this prospectus supplement is €1.00 = $1.0876, which is the latest exchange rate released by the United States Federal Reserve Board for euros on April 27, 2015.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a

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prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

IN CONNECTION WITH THIS OFFERING, J.P. MORGAN SECURITIES PLC (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF ANY STABILIZING MANAGER(S)), MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this prospectus supplement, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the extent and timing of any share repurchases; (8) the impact, extent and timing of technological changes and the adequacy of intellectual property, information and cyber security protection; (9) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or The PNC Financial Services Group, Inc. (“PNC”); (10) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (11) the ability to attract and retain highly talented professionals; (12) fluctuations in the carrying value of BlackRock’s economic investments; (13) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products or transactions, which could affect the value proposition to clients and, generally, the tax position of the Company; (14) BlackRock’s success in maintaining the distribution of its products; (15) the impact of BlackRock electing to provide support to its products from time to time and any potential liabilities related to securities lending or other indemnification obligations; and (16) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before making an investment decision. When used in this prospectus supplement, the terms “BlackRock,” “Company,” “we,” “our” and “us” refer to BlackRock, Inc. and its subsidiaries, unless otherwise specified.

BLACKROCK

Overview

BlackRock, Inc. (NYSE: BLK) is a leading publicly traded investment management firm with $4.652 trillion of assets under management (“AUM”) at December 31, 2014. With employees in more than 30 countries who serve clients in over 100 countries across the globe, BlackRock provides a broad range of investment and risk management services to institutional and retail clients worldwide.

Our diverse platform of active (alpha) and index (beta) investment strategies across asset classes enables the Company to tailor investment outcomes and asset allocation solutions for clients. Our product offerings include single- and multi-asset class portfolios investing in equities, fixed income, alternatives and money market instruments. Products are offered directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), separate accounts, collective investment funds and other pooled investment vehicles. We also offer our BlackRock Solutions® (“BRS”) investment and risk management technology platform, Aladdin®, risk analytics and advisory services and solutions to a broad base of institutional investors. The Company is highly regulated and serves its clients as a fiduciary.

BlackRock serves a diverse mix of institutional and retail clients across the globe. Clients include tax-exempt institutions, such as defined benefit and defined contribution pension plans, charities, foundations and endowments; official institutions, such as central banks, sovereign wealth funds, supranationals and other government entities; taxable institutions, including insurance companies, financial institutions, corporations and third-party fund sponsors, and retail investors.

BlackRock is structured to ensure that strong investment performance is our highest priority, and that we best align with our clients’ needs to capitalize on broader industry trends. Furthermore, our structure facilitates strong teamwork globally across both functions and regions in order to enhance our ability to leverage best practices to serve our clients and continue to develop our talent. Specifically, our investment functions are split into five distinct strategies: Alpha, Beta, Multi-Asset, Alternatives and Trading/Liquidity. The client side of our business is organized into two groups: one comprising Retail and iShares and another comprising Institutional and BlackRock Solutions. The separation of the client functions into these two teams allows us to focus on the unique needs of these client groups by bringing the full capabilities of the firm to bear in an organized, cohesive approach.

Business Description

Retail

BlackRock serves retail investors globally through a wide array of vehicles across the active and passive spectrum, including separate accounts, open-end and closed-end funds, unit trusts and private investment funds. Retail investors are served principally through intermediaries, including broker-dealers, banks, trust companies, insurance companies and independent financial advisors.

At December 31, 2014, long-term assets managed for retail investors totaled $534.3 billion, or 12% of long-term AUM and 35% of long-term base fees. At that date, our Retail product mix included 37% of long-term AUM in equities, 36% in fixed income, 23% in multi-asset class and 4% in alternatives, primarily invested in actively managed products. The retail client base is diversified geographically, with 71% of long-term AUM managed for investors based in the Americas, 23% in EMEA and 6% in Asia-Pacific at year-end 2014.

iShares

iShares is the leading ETF provider in the world, with $1.0 trillion of AUM at December 31, 2014 or 24% of long-term AUM and 35% of long-term base fees. Our broad iShares product range offers investors a precise, transparent and efficient way to tap market returns and gain access to a full range of asset classes and global markets that have been difficult for many investors to access, as well as the liquidity required to make adjustments to their exposures quickly and cost-efficiently.

Institutional

BlackRock’s institutional AUM is well diversified by both product and region, and we serve institutional investors on six continents in sub-categories including: pensions, endowments and foundations, official institutions, and financial institutions.

Long-term assets managed for institutional investors totaled $2.775 trillion, or 64% of total long-term AUM and 30% of long-term base fees at December 31, 2014. BlackRock’s institutional AUM is diversified by product with 53% of long-term AUM in equities, 35% in fixed income, 9% in multi-asset class and 3% in alternatives. Institutional AUM is further diversified by investment style, with 35% of client assets in active strategies and 65% of client assets in index strategies.

BlackRock Solutions

BlackRock Solutions offers investment management technology systems, risk management services and advisory services to clients, including banks, insurance companies, official institutions, pension funds, asset managers and other institutional investors across North America, Europe, Asia and Australia.

The Aladdin platform serves as the risk management system for both BlackRock and a growing number of sophisticated institutional investors around the world. BlackRock Solutions also offers comprehensive risk reporting capabilities via the Green Package® and risk management advisory services; interactive fixed income analytics through our web-based calculator, AnSer®; middle and back office outsourcing services; and investment accounting.

The Financial Markets Advisory group within BlackRock Solutions provides services such as valuation and risk assessment of illiquid assets, portfolio restructuring, workouts and dispositions of distressed assets and financial and balance sheet strategies for a wide range of global clients.

Cash Management and Securities Lending

BlackRock offers a variety of cash management mandates to clients around the world. Cash management products include taxable and tax-exempt money market funds and customized separate accounts. Portfolios are denominated in the U.S. dollar, Canadian dollar, Australian dollar, euro or British pound. We provide new solutions and choices for our clients to meet their existing cash investment needs and are actively repositioning and streamlining our product lineup to meet the future requirements of clients given announced regulatory changes to U.S. money market funds. In Europe, we continue to be a market leader, highlighted by our implementation of the reverse distribution mechanism when faced with negative rates. Cash management AUM was $296.4 billion at December 31, 2014.

Securities lending is managed by a dedicated team, supported by quantitative analysis, proprietary technology and disciplined risk management. The cash management team invests the cash we receive as collateral for securities on loan in other portfolios. Fees for securities lending can be structured as a share of earnings and/or as a management fee based on a percentage of the value of the cash collateral. The value of the securities on loan and the revenue earned is captured in the corresponding asset class being managed. The value of the collateral is not included in AUM.

Ownership

BlackRock is an independent, publicly traded company, with no single majority shareholder and a majority of independent directors on its Board of Directors. At December 31, 2014, PNC owned approximately 21.0% of BlackRock’s voting common shares outstanding and approximately 22.0% of the total capital stock, which includes both common stock and all of our outstanding nonvoting preferred stock.

AUM by Product Type

(in millions)	December 31, 2014	December 31, 2013
Equity	$2,451,111	$2,317,695
Fixed income	1,393,653	1,242,186
Multi-asset	377,837	341,214
Alternatives	111,240	111,114
Long-term	4,333,841	4,012,209
Cash management	296,353	275,554
Advisory	21,701	36,325
Total	$4,651,895	$4,324,088

Our principal office is located at 55 East 52nd Street, New York, New York 10055. Our telephone number is (212) 810-5300.

The Offering

Issuer	BlackRock, Inc.

Securities Offered	€700 million aggregate principal amount of 1.250% Notes due 2025.

Maturity Date	May 6, 2025.

Interest Rate	1.250% per year.

Interest Payment Dates	May 6 of each year, beginning May 6, 2016.

Currency of Payments	Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars as described under “Description of the Notes—Issuance in Euros; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture.

Optional Redemption of the Notes	The notes may be redeemed prior to maturity in whole or in part at any time, at our option, at a “make-whole” redemption price. In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to the redemption date. For more detailed information on the calculation of the redemption price, see “Description of the Notes—Optional Redemption of the Notes.”

Redemption for Tax Reasons	We may redeem, in whole, but not in part, the notes in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts.” The redemption price would be equal to 100% of the principal amount of the notes, together with accrued and unpaid interest on the notes to be redeemed to the date of redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment with each other and with all our existing and future unsecured and unsubordinated indebtedness. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors and other liabilities of our subsidiaries. Our rights, and the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of December 31, 2014, we had outstanding a principal amount of $4.950 billion of unsecured long-term indebtedness and no short-term indebtedness.

Covenants	The indenture includes requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity.

Additional Notes	From time to time, without the consent of the holders of the notes, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms (except for the issue date, public offering price, and, in some cases, the first interest payment date and the initial interest accrual date) as the notes. Any such additional debt securities will constitute a single series of debt securities under the senior indenture with the previously issued notes.

Payment of Additional Amounts	We will pay additional amounts on the notes to each holder that is not a United States person (as defined under “Description of the Notes—Payment of Additional Amounts”) in respect of withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, subject to the terms and limitations set forth under “Description of the Notes—Withholding Taxes” in this prospectus supplement.

Use of Proceeds	We estimate the net proceeds from this offering will be approximately €694.5 million after deducting the underwriting discount and before deducting other estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including refinancing of outstanding indebtedness. See “Use of Proceeds” in this prospectus supplement.

Denominations and Form	The notes will be issued in the form of one or more fully registered global notes and will be deposited with a common depositary for, and in respect of interests held through Euroclear and Clearstream. Except as described under “Description of the Notes—Certificated Notes,” owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered to be holders of notes under the indenture. The notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and the sections entitled “Risk Factors” beginning on page 17 of our Annual

Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein, for a description of certain risks that you should consider before investing in the notes.

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Applicable Law	The indenture and the notes will be governed by and construed in accordance with the law of the State of New York.

Trustee, Registrar and Transfer Agent	The Bank of New York Mellon.

Paying Agent	The Bank of New York Mellon, London Branch

CUSIP	09247XAM3

ISIN	XS1117297785

Common Code	111729778

RISK FACTORS

Any investment in our notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below and in our Annual Report on Form 10-K for the year ended December 31, 2014 are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any such risks actually occur, our business, financial condition and results of operations would suffer.

Risks Related to the Offering

Our indebtedness could limit cash flow available for our operations, could adversely affect our ability to service debt or obtain additional financing if necessary, or reduce our flexibility in planning for, or reacting to, changes in the market.

As of December 31, 2014, we had outstanding a principal amount of $4.950 billion of unsecured long-term indebtedness. Our indebtedness could limit our flexibility in planning for, or reacting to, changes in the market in which we compete. Although we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service, capital expenditures and cash dividend payments, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt.

The notes are obligations exclusively of BlackRock, Inc. and not of our subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are not guaranteed by any of our subsidiaries. As a result, liabilities, including indebtedness or guarantees of indebtedness, of each of our subsidiaries will rank effectively senior to the indebtedness represented by the notes, to the extent of such subsidiary’s assets. In addition, the indenture governing the notes does not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.

The notes will be effectively junior to secured indebtedness that we may issue in the future.

The notes are unsecured. Holders of any secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to any secured debt that we may issue in the future.

There is no public market for the notes, which could limit their market price or your ability to sell them.

The notes are a new issue of securities for which there is currently no public trading market. We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Holders of the notes will receive payments in euros.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events (including the potential exit by Greece or any other country from the euro) that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis described under “Description of the Notes—Issuance in Euro; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Investors will be subject to foreign exchange risks as to payment of principal and interest that may have important economic and tax consequences for them.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

A paying agent may be obligated to withhold taxes under the European Union Council Directive 2003/48/EU, and the net amounts received by noteholders may be less than they would have been absent that withholding.

Under the European Union Council Directive 2003/48/EU (“Savings Directive”), member states of the European Union (“Member States”) are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, Austria instead operates a withholding system for a transitional period in relation to such payments. A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither we nor any paying agent nor any other person would be obliged to pay additional amounts to holders of the notes with respect to any note as a result of the imposition of such withholding tax.

Please refer to Certain European Union Tax Considerations for further details on recent developments in relation to the Savings Directive.

Prospective holders of the notes who are in any doubt as to their position with regards to the Savings Directive should consult their own tax advisors.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected condensed consolidated historical income statement data for the years ended December 31, 2014, 2013 and 2012 and the selected consolidated historical balance sheet data as of December 31, 2014, 2013 and 2012 presented below have been derived from our audited consolidated financial statements. All financial data presented in this prospectus supplement has been prepared in accordance with United States generally accepted accounting principles (“GAAP”).

This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement.

	Year Ended December 31,
	2014	2013	2012
	(audited)
	(dollar amounts in millions)
Revenues:
Investment advisory, administration fees, securities lending revenue and performance fees	$10,139	$9,300	$8,535
BlackRock Solutions and advisory	635	577	518
Distribution fees	70	73	71
Other revenue	237	230	213

Total revenue	11,081	10,180	9,337

Expenses:
Employee compensation and benefits	3,829	3,560	3,287
Distribution and servicing costs	364	353	364
Amortization of deferred sales commissions	56	52	55
Direct fund expenses	748	657	591
General and administration	1,453	1,540	1,359
Amortization of intangible assets	157	161	157

Total expenses	6,607	6,323	5,813

Operating income	4,474	3,857	3,524
Total nonoperating income (expense)	(79)	116	(54)

Income before income taxes and noncontrolling interests	4,395	3,973	3,470
Income tax expense	1,131	1,022	1,030

Net income	3,264	2,951	2,440
Less: net income (loss) attributable to noncontrolling interests	(30)	19	(18)

Net income attributable to BlackRock, Inc.	$3,294	$2,932	$2,458

	As of December 31
	2014	2013	2012
	(audited)
	(dollar amounts in millions)
Balance sheet data:
Cash and cash equivalents	$5,723	$4,390	$4,606
Investments	$1,921	$2,151	$1,750
Goodwill and intangible assets, net	$30,305	$30,481	$30,312
Total assets(1)	$239,808	$219,873	$200,451
Short-term borrowings(2)	$—	$—	$100
Long-term borrowings	$4,938	$4,939	$5,687
Total liabilities(1)	$212,288	$193,203	$174,834

		(unaudited)
Assets under management:
Total assets under management	$4,651,895	$4,324,088	$3,791,588

(1)	Includes separate account assets that are segregated funds held for purposes of funding individual and group pension contracts and collateral held under securities lending agreements related to these assets that have equal and offsetting amounts recorded in liabilities and ultimately do not impact BlackRock’s stockholders’ equity or cash flows.
(2)	On April 2, 2015, BlackRock entered into Amendment No. 4 to its credit facility. By this amendment, BlackRock, among other things, (i) increased the size of the revolving credit facility to $4,000,000,000, (ii) extended the maturity date of the revolving credit facility to March 31, 2020 without utilizing BlackRock’s option to request extensions of the maturity date available under its credit facility, (iii) added a sub-limit for designated borrowers to the revolving credit facility, including a $1,500,000,000 sub-limit for BlackRock Group Limited, a designated borrower incorporated and organized under the laws of England and Wales and (iv) increased the size of the letter of credit subfacility to $4,0000,000,000 (with a $200,000,000 sub-limit for the issuance of fronted letters of credit).

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately €694.5 million, after deducting the underwriting discount and before deducting other estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including refinancing of outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our unaudited ratios of earnings to fixed charges for the periods indicated.

As reported
Year ended December 31,
2014	2013	2012	2011	2010
18.0x	16.0x	13.9x	14.3x	14.9x

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2014 (1) on a historical basis and (2) as adjusted to give effect to this offering. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement.

	December 31, 2014
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$5,723	$6,477

Long-term borrowings(1):
1.375% Notes due 2015	750	750
6.25% Notes due 2017	699	699
5.00% Notes due 2019	998	998
4.25% Notes due 2021	747	747
3.375% Notes due 2022	747	747
3.50% Notes due 2024	997	997
1.25% Notes due 2025 offered hereby(2)	—	759

Total long-term borrowings	4,938	5,697

Stockholders’ equity:
Common stock, $0.01 par value:
500,000,000 shares authorized; 171,252,185 issued and 164,786,788 outstanding on an actual basis and on an as adjusted basis	2	2
Series B Convertible Participating Preferred Stock, $0.01 par value:
150,000,000 shares authorized; 823,188 issued and outstanding on an actual basis and on an as adjusted basis	—	—
Series C Convertible Participating Preferred Stock, $0.01 par value:
6,000,000 shares authorized; 1,311,887 issued and outstanding on an actual basis and on an as adjusted basis	—	—
Additional paid-in capital	19,386	19,386
Retained earnings	10,164	10,164
Appropriated retained earnings	(19)	(19)
Accumulated other comprehensive (loss)	(273)	(273)
Treasury stock, common, at cost (6,465,397 shares)	(1,894)	(1,894)

Total BlackRock, Inc. stockholders’ equity	$27,366	$27,366

Total capitalization	$32,304	$33,063

(1)	Reflects the carrying value, which is net of unamortized discount.
(2)	The amount in the “As Adjusted” column is the $ equivalent of the aggregate principal amount of the notes being offered based on the latest $/€ exchange rate of $1.0876/€1.00, as released on April 27, 2015 by the United States Federal Reserve Board for euros.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” In addition to reading the description of the notes in this prospectus supplement and in the accompanying prospectus, you should also read the senior indenture under which the notes are to be issued. If the description of the notes in this prospectus supplement differs from the description of debt securities in the accompanying prospectus, the description of the notes in this prospectus supplement supersedes the description of debt securities in the accompanying prospectus. When used in this section, the terms “BlackRock,” “we,” “our” and “us” refer solely to BlackRock, Inc. and not to its subsidiaries.

General

The notes will initially be limited to €700,000,000 in aggregate principal amount. The notes will be issued in fully registered form only, in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will mature on May 6, 2025.

The notes will be issued as a separate series of senior debt securities under the senior indenture referred to in the accompanying prospectus (the “indenture”). The indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the notes, issue other debt securities under the indenture in addition to the notes. We may also, from time to time, without the consent of the holders of the notes, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms (except for the issue date, public offering price and, in some cases, the first interest payment date and the initial interest accrual date) as the notes. Any such additional debt securities, together with the previously issued notes, will constitute a single series of debt securities under the indenture.

The notes will bear interest from May 6, 2015, at the annual rate of 1.250%. Interest on the notes will be payable annually in arrears on May 6 of each year, commencing May 6, 2016 to the persons in whose names the notes are registered at the close of business on the immediately preceding April 20 (whether or not a business day), subject to certain exceptions. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or May 6, 2015 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest will accrue as a result of such delay. The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

The notes will be unsecured and unsubordinated obligations of BlackRock and will rank equal in right of payment to each other and to all our other unsubordinated indebtedness.

The notes do not provide for any sinking fund.

The provisions of the indenture described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus apply to the notes.

Issuance in Euro; Payment on the Notes

Initial holders will be required to pay for the notes in euro, and all payments on the notes will be payable in euro; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments on the notes that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

Paying Agent and Registrar

The Bank of New York Mellon, London Branch, will initially act as paying agent for the notes. The Bank of New York Mellon, will initially act as security registrar for the notes. Upon notice to the trustee, we may change any paying agent or security registrar.

Optional Redemption of the Notes

The notes will be redeemable, in whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus 20 basis points, plus, in each case, accrued and unpaid interest on the notes to be redeemed to the date of redemption. We will calculate the redemption price.

“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond (as defined below), assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by us.

“Comparable Government Bond Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if we obtain fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Government Bond Dealer at 11:00 a.m., Central European Time (CET), on the third business day preceding such redemption date.

“Reference Government Bond Dealer” means each of (i) Barclays Bank PLC, Citigroup Global Markets Limited and J.P. Morgan Securities plc or any of their affiliates that are primary European government securities dealers , and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), we shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to redeem fewer than all the notes, the trustee will select the particular notes to be redeemed by such method that the trustee deems fair and appropriate; provided that if the notes are represented by one or more global securities, beneficial interests therein will be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor; and provided, further, that no notes of a principal amount of €100,000 or less will be redeemed in part.

The notes are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “—Redemption for Tax Reasons.”

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Ranking

The notes are our obligations exclusively, and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments due to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, would be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, the notes are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal, premium and interest with respect to the notes to a holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

1.	to any tax, assessment or other governmental charge that would not have been imposed but for the holder, a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a.	being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

b.	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.	being or having been a “10-percent shareholder”, as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, of us; or

e.	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

2.	to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

5.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

6.	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal, premium or interest with respect to any note, if such payment can be made without such withholding by at least one other paying agent in a Member State;

7.	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

8.	to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

9.	to any withholding or deduction that is imposed on a payment that is required to be made pursuant to the Savings Directive or any other European Union directive amending, supplementing or replacing the Savings Directive, or any law implementing or complying with, or introduced in order to conform to, the Savings Directive or other European Union directives;

10.	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

11.	any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code; or

12.	any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions)

13.	in the case of any combination of items (1) through (12).

Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge. References in this prospectus supplement and the accompanying prospectus to any payment on the notes include the related payment of additional amounts, as applicable.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

Book-Entry System; Delivery and Form

We have obtained the information in this section concerning Euroclear and Clearstream and their book-entry systems and procedures from sources we believe to be reliable. The description of the clearing systems in this section reflects our understanding of the rules and procedures of Euroclear and Clearstream as they are currently in effect. Those systems could change their rules and procedures at any time.

Global Clearance and Settlement

The notes will be issued in the form of one or more fully registered global notes (the “global notes”) and will be deposited with a common depositary for, and in respect of interests held through, Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be held in denominations of €100,000 and additional multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons that are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global note, the common depositary for all purposes will be considered the sole holder of the notes represented by the global note under the indenture and the global note.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.A. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by its depositary.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

The Euroclear Operator advises as follows: under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate the settlement of trades between Euroclear and Clearstream. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer, either directly or indirectly.

Distributions with respect to the notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, premium and interest in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium and interest with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

We understand that investors that hold their notes through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Euroclear and Clearstream, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Brussels or Luxembourg, depending on whether Euroclear or Clearstream is used.

Euroclear or Clearstream will credit payments to the cash accounts of Euroclear Participants or Clearstream Customers, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. The Euroclear Operator or Clearstream, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear Participant or Clearstream Customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

•	the depositary for the notes (A) notifies us that it is unwilling or unable to continue as depositary for the global notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed for 90 days;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

•	there has occurred and is continuing an Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Payments (including principal, premium and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the office of the paying agent maintained for such purpose) or, with respect to payments of interest, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes, provided that all payments of interest on notes in certificated form, for which the holders thereof have given wire transfer instructions to the paying agent at least 15 calendar days prior to the applicable interest payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

Applicable Law

The indenture and the notes will be governed by and construed in accordance with the law of the State of New York.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes. This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, U.S. expatriates, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold the notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments). This discussion is limited to holders that purchase the notes in the initial offering at the issue price listed on the cover of this prospectus supplement and that hold such notes as capital assets (generally, property held for investment purposes) for U.S. federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate tax, Medicare contribution tax or other U.S. federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion also does not address tax consequences to U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

Prospective purchasers of the notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of other U.S. federal tax laws and state, local and foreign tax laws.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes who, for U.S. federal income tax purposes, is a citizen or individual resident of the United States, a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of notes that is not a U.S. Holder and is not a partnership.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of notes.

Consequences to U.S. Holders

Payments of Interest

A U.S. Holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on a note based on the spot rate of exchange on the date of receipt. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received, see “—Transactions in Euros,” below).

A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. Holder’s taxable year; or

•	at such U.S. Holder’s election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but will generally not be treated as an adjustment to interest income received on the notes.

Disposition of the Notes

Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a “Disposition”), except as noted below with respect to foreign currency exchange gain or loss, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. Holder’s adjusted tax basis in the note.

Subject to the discussion below regarding notes that are traded on an established securities market, the adjusted tax basis of a note to a U.S. Holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase and the amount realized by a U.S. Holder upon the Disposition of a note will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of Disposition. If the notes are traded on an established securities market, a U.S. Holder that uses the cash method of tax accounting, and a U.S. Holder that uses the accrual method of tax accounting if it so elects, will determine the U.S. dollar values of its adjusted tax basis in the note and the amount realized on the Disposition of a note by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the Disposition, respectively. The election available to accrual basis U.S. Holders discussed above must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes exceeds one year on the date of Disposition. Long-term capital gains recognized by non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a Disposition of a note will generally be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the U.S. Holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a note.

Transactions in Euros

Euros received as interest on, or on a Disposition of, a note will have a tax basis equal to their U.S. dollar value determined using the spot rate of exchange on the date such interest or such proceeds from Disposition are received. The amount of gain or loss recognized on a sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such euros. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the purchase or the Disposition. A U.S. Holder that purchases a note with previously owned euros will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such euros and the U.S. dollar fair market value of such note on the date of purchase.

Any such gain or loss will generally be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to euros and the immediate use of such euros to purchase a note will generally not result in any exchange gain or loss for a U.S. Holder.

Reportable Transactions

Treasury Regulations that are intended to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a disposition of a note or foreign currency received in respect of a note to the extent that such disposition results in a tax loss in excess of a threshold amount. Prospective investors should consult their own tax advisors to determine the tax reporting obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussion of the Foreign Account Tax Compliance Act below, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that both (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base within the United States by the Non-U.S. Holder) and (ii) the Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), under penalties of perjury, that it is not a U.S. person.

If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder but such Non-U.S. Holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes will generally be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of

30%, or a lower applicable treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI (or appropriate substitute form) in order to claim an exemption from U.S. federal withholding tax.

Disposition of the Notes

Except with respect to accrued but unpaid interest, which will generally be taxed as described above under “Interest,” and subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, a Non-U.S. Holder will generally not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the disposition of the notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

In the case of (i) above, any gain or loss recognized by the Non-U.S. Holder on the disposition of the notes will generally be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax discussed above. In the case of (ii) above, the Non-U.S. Holder will generally be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses). These holders are urged to consult their own tax advisers with respect to the U.S. tax consequences of the ownership and disposition of the notes.

Information Reporting and Backup Withholding

A Non-U.S. Holder will generally be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments of principal and interest on, or the proceeds of a disposition of, the Notes. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable tax treaty. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

Additional withholding requirements under the Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on the notes, and, after December 31, 2016, gross proceeds from the disposition of the notes, held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on and, after December 31, 2016, gross proceeds from the disposition of the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. Prospective investors are urged to consult their own tax advisors regarding the possible implications of these rules on an investment in the notes.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

Savings Directive

The Council of the European Union adopted the Savings Directive on 3 June 2003. The Savings Directive is effective as from 1 July 2005.

Under the Savings Directive, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, Luxembourg, Belgium and Austria could instead elect to operate a withholding system for a transitional period in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). Belgium and Luxembourg operated a withholding system but elected to switch to the automatic exchange of information system with effect from 1 January 2010 and 1 January 2015, respectively. A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither we nor any paying agent nor any other person would be obliged to pay additional amounts to holders of the notes with respect to any note as a result of the imposition of such withholding tax.

On 24 March 2014, a Council Directive was adopted amending the Savings Directive, which shall be in force from 1 January 2017 and shall broaden the scope of the above requirements (March 2014 Extensions). In particular, where payments of interest or other similar income are paid to entities or arrangements outside the application of the Savings Directive which are beneficially owned by individuals who are resident in a Member State, such payments may be treated as “deemed payments” to the individuals to which the Savings Directive will apply.

On 9 December 2014, the Council of the European Union adopted a Council Directive (2014/107/EU) extending the scope for the mandatory automatic exchange of information between Member States by amending Council Directive 2011/16/EU on administrative cooperation in the field of direction taxation (“Administrative Cooperation Directive”). The revised Administrative Cooperation Directive covers a wide scope of categories of income and capital held by private individuals and certain entities, including most of what is covered by the March 2014 Extensions.

Member States are required to adopt and publish the national laws, regulations and administrative provisions (“national measures”) necessary to comply with the revised Administrative Cooperation Directive by 31 December 2015 and apply the national measures from 1 January 2016, except Austria may apply the provisions of the revised Administrative Cooperation Directive from 1 January 2017 with respect to taxable periods as from that date. Member States are expected to exchange information automatically under the amended Administrative Cooperation Directive for the first time by 30 September 2017 (except Austria which must by 30 September 2018 exchange information automatically; Austria announced however that it will join the other Member States in doing so by the same date).

There are currently other developments being considered in relation to automatic exchange of information, such as the common reporting standard. The Directive and the Administrative Cooperation Directive may, in time, be subsumed under those developments.

The Proposed Financial Transactions Tax (‘‘FTT’’)

Eleven EU Member States are proposing to implement a financial transaction tax (“FTT”). In its proposed form, the FTT applies to certain transactions in financial instruments involving financial institutions where at least one party to which is located in a participating Member State, or where the financial instrument is issued in a participating Member State. The FTT is currently set to be levied at a minimum rate of 0.1% on all transactions other than derivatives which are to be taxed at a minimum rate of 0.01%. The FTT can be charged on both counterparties, depending on the nature of their activities, their location, and the subject matter of the transaction. The current proposals therefore do impact on certain financial institutions located outside the eleven participating Member States, as well as certain financial institutions located outside the EU. The proposed FTT was due to take effect from 1 January 2014, then delayed to 1 January 2016, initially only with shares and certain derivatives being within the scope of tax. Other instruments, products and derivatives may come within the scope of the tax at a later date. However, even that implementation date is now regarded as likely unachievable given the lack of agreement amongst the eleven participating Member States.

Any changes to the current framework of the taxation of financial transactions within the EU, including changes contemplated by the proposed FTT, could apply to certain dealings in the notes. Additionally, the proposed FTT contains certain anti-avoidance rules which may restrict our and a holder of the notes’ ability to mitigate the impact of these charges. It should be noted that a similar tax has already been introduced in France and Italy and other EU member states may introduce a similar tax. Participating EU member states which implement the FTT, such as France and Italy, are expected to repeal any similar taxes with effect from the implementation of the FTT.

UNDERWRITING

Barclays Bank PLC, Citigroup Global Markets Limited and J.P. Morgan Securities plc are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount
Barclays Bank PLC	€112,000,000
Citigroup Global Markets Limited	112,000,000
J.P. Morgan Securities plc	112,000,000
Credit Suisse Securities (Europe) Limited	112,000,000
Wells Fargo Securities International Limited	112,000,000
Deutsche Bank AG, London Branch	14,000,000
Goldman, Sachs & Co.	14,000,000
HSBC Bank plc	14,000,000
Merrill Lynch International	14,000,000
Mitsubishi UFJ Securities International plc	14,000,000
Mizuho International plc	14,000,000
Morgan Stanley & Co. International plc	14,000,000
RBC Europe Limited	14,000,000
UBS Limited	14,000,000
CastleOak Securities, L.P.	2,800,000
Loop Capital Markets LLC	2,800,000
MFR Securities, Inc.	2,800,000
Mischler Financial Group, Inc.	2,800,000
The Williams Capital Group, L.P.	2,800,000

Total	€700,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

To the extent that any underwriters that are not U.S. registered broker-dealers intend to effect any sales of the Notes in the United States, they will only do so through one or more U.S. registered broker dealer affiliates in compliance with applicable law.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of 0.30% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount on the notes to other dealers not in excess of 0.20% the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

	Per Note	Total
Public Offering Price(1)	99.664%	€697,648,000
Underwriting Discount	0.450%	€3,150,000
Proceeds, before Expenses, to BlackRock	99.214%	€694,498,000

(1)	Plus accrued interest, if any, from May 6, 2015.

The expenses of the offering, not including the underwriting discount, are estimated at $1,250,000 and are payable by us.

Price Stabilization and Penalty Bids

In connection with this offering, J.P. Morgan Securities plc (the “stabilizing manager”) (or any person acting on behalf of any stabilizing manager(s)), may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. This stabilizing, if commenced, may be discontinued at any time. There is no assurance that the stabilizing manager (or persons acting on behalf of the stabilizing manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on behalf of the stabilizing manager) in accordance with all applicable laws and rules.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The notes are a new issue of securities, and there is currently no established trading market. We intend to apply to list the notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the notes. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Although the underwriters have advised us that certain of them intend to make a market in the notes, they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time without notice in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Other Relationships

The underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for us. The underwriters have received customary fees and expenses for these services. In particular, affiliates of the underwriters are dealers under our commercial paper program. In addition, affiliates of the underwriters are lenders under our $4.0 billion revolving credit facility maturing in 2020.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus Supplement as completed by the final terms in relation thereto to the public in that Relevant Member State (the “Securities”) except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Securities to the public in that Relevant Member State:

(a)	at any time to any legal entities which are qualified investors as defined in the Prospectus Directive;

(b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters nominated by BlackRock for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities referred to in (a) to (c) above shall require BlackRock or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter has represented, warranted and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of FSMA would not, if BlackRock were not an authorized person, apply to BlackRock; and (b) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

China

The notes are not being offered or sold and may not be offered or sold, directly or indirectly, within the People’s Republic of China (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities and funds laws of the People’s Republic of China.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes offered by this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”). The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of the notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes pursuant to an offer under Section 275 of the Securities and Futures Act except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or (ii) where no consideration is or will be given for the transfer; or (iii) where the transfer is by operation of law; or (iv) pursuant to Section 276(7) of the Securities and Futures Act.

Delayed Settlement

We expect that delivery of the notes will be made to investors on or about the fifth London business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next business day should consult their advisors.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and will be passed upon for the underwriters by Cleary Gottlieb Steen  & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of BlackRock, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all of the information set forth in the registration statement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.

We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

Prospectus

BlackRock, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

BlackRock, Inc. may offer from time to time (i) unsecured senior or subordinated debt securities, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock, or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock, or other securities, (vi) stock purchase contracts to purchase shares of our preferred stock or common stock, or (vii) stock purchase units consisting of (a) stock purchase contracts, (b) warrants, and/or (c) debt securities issued by BlackRock or debt obligations of third parties (including United States treasury securities or other stock purchase contracts), that secure the holders’ obligations to purchase or to sell, as the case may be, preferred stock or common stock under the stock purchase contract.

We will provide the terms of these securities in supplements to this prospectus.

In addition, selling stockholders to be named in a prospectus supplement may offer shares of our common stock from time to time.

To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

You should read this prospectus and any prospectus supplement before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “BLK”. If we decide to seek a listing of any debt securities, preferred stock or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at 55 East 52nd Street, New York, New York 10055. Our telephone number is (212) 810-5300.

Investing in our securities involves risk. See “Risk Factors” beginning on page 1 and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 13, 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling stockholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 2.

As used in this prospectus, “BlackRock,” “the Company,” “we,” “our,” “ours,” and “us” refer to BlackRock, Inc. and its consolidated subsidiaries, and “our board of directors” refers to the board of directors of BlackRock, Inc., except where the context otherwise requires or as otherwise clearly indicated.

BLACKROCK

BlackRock, Inc. (NYSE: BLK) is the world’s largest publicly traded investment management firm with $3.857 trillion of assets under management at June 30, 2013. With approximately 10,700 employees in 30 countries, BlackRock provides a broad range of investment and risk management services to clients in more than 100 countries across the Americas, Europe, Middle East and Africa and Asia-Pacific regions.

Our diverse platform of active (alpha) and index (beta) investment strategies across asset classes enables us to develop tailored investment and asset allocation solutions for clients. Our product offering includes single- and multi-asset class portfolios investing in equities, fixed income, alternatives and money market instruments. We offer our products directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds and other exchange-traded products, collective investment funds and separate accounts. We also offer our BlackRock Solutions® investment and risk management technology platform, Aladdin®, risk analytics and advisory services to clients worldwide.

We serve a diverse mix of institutional and retail clients across the globe. Clients include tax-exempt institutions, such as defined benefit and defined contribution pension plans, charities, foundations and endowments; official institutions, such as central banks, sovereign wealth funds, supranationals and other government entities; taxable institutions, including insurance companies, financial institutions, corporations and third-party fund sponsors; and retail and high-net-worth investors. We also serve institutional, retail and high-net-worth investors who acquire iShares on exchanges worldwide.

BlackRock is an independent, publicly traded company, with no single majority stockholder and a majority of independent directors on its board of directors. At June 30, 2013, The PNC Financial Services Group, Inc. (“PNC”) owned approximately 20.8% of BlackRock’s voting common shares outstanding and approximately 21.8% of our total capital stock.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2012, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission reports and those identified elsewhere in this prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the extent and timing of any share repurchases; (8) the impact, extent and timing of technological changes and the adequacy of intellectual property, information and cyber security protection; (9) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or PNC; (10) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (11) the ability to attract and retain highly talented professionals; (12) fluctuations in the carrying value of BlackRock’s economic investments; (13) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products or transactions, which could affect the value proposition to clients and, generally, the tax position of the Company; (14) BlackRock’s success in maintaining the distribution of its products; (15) the impact of BlackRock electing to provide support to its products from time to time and any potential liabilities related to securities lending or other indemnification obligations; and (16) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

You should carefully read the risk factors described in “Risk Factors” in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available through our website at http://www.blackrock.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	our Current Reports on Form 8-K dated February 19, 2013, April 3, 2013, May 9, 2013, June 3, 2013 and September 13, 2013;

•	our definitive Proxy Statement on Schedule 14A filed April 19, 2013; and

•

The description of our common stock contained in our registration statement on our predecessor, BlackRock Holdco 2, Inc.’s (formerly BlackRock, Inc.) Form 8-A, filed on September 15, 1999, and any amendment or report filed thereafter for the purpose of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

BlackRock, Inc.

55 East 52nd Street

New York, New York 10055

Tel.: (212) 810-5300

Attention: Corporate Secretary

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the six months ended June 30, 2013 and for the years 2008 through 2012 are included as an exhibit to BlackRock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and are incorporated in this prospectus by reference.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either unsecured senior debt or unsecured subordinated debt. We will issue debt securities that will be senior debt under an indenture between us and The Bank of New York Mellon, as trustee (the “senior indenture”), dated September 17, 2007. We will issue debt securities that will be subordinated debt under an indenture between us and The Bank of New York Mellon, as trustee (“subordinated indenture”). This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” The term “trustee” refers to the trustee under each indenture, as appropriate.

The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture. The following summary of the material provisions of the indentures and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture that is applicable to you because it, and not the summary below, defines your rights as a holder of debt securities. You can obtain copies of the indentures by following the directions described under the heading “Where You Can Find More Information” on page 2.

General

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to our “Senior Indebtedness.” For additional information, see “—Subordination” below. As of June 30, 2013, approximately $4.950 billion aggregate principal amount of debt securities was outstanding under the Senior Indenture. As of June 30, 2013, approximately $4.950 billion aggregate principal amount of BlackRock’s existing debt would have ranked senior to the subordinated debt securities and equally with the senior debt securities. As of June 30, 2013, none of BlackRock’s existing debt would have been subordinated to the senior debt securities and none of such debt would have ranked equally with the subordinated debt securities. The indentures do not limit the amount of debt, either secured or unsecured, which may be issued by us under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. Since BlackRock is a holding company, the right of BlackRock, and hence the rights of the creditors and securityholders of BlackRock, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of BlackRock itself as a creditor of the subsidiary may be recognized. The indentures do not prohibit us or our subsidiaries from incurring debt or agreeing to limitations on their ability to pay dividends or make other distributions to us.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive periods during which interest payment periods may be extended;

•

whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•

the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any debt securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented;

•

to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•

if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined); and

•

if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness.

Under the subordinated indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	any of our obligations as lessee under leases required to be capitalized on the statement of financial condition of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•

all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Indebtedness does not include:

•

any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any subsidiary; and

•	any liability for federal, state, local or other taxes owed or owing by us.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of BlackRock, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The subordinated indenture does not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly owned subsidiary of ours, and (ii) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•

we are the surviving corporation or the corporation, partnership or trust formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, is organized under the laws of the United States, any state of the United States or the District of Columbia and has expressly assumed by supplemental indenture all of our obligations under the indentures;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

•

if properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indentures, we take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

•

we deliver to the trustee an officers’ certificate stating that such consolidation, merger, conveyance, transfer or lease comply with the indentures and that all conditions precedent herein provided for relating to such transaction have been complied with and, if a supplemental indenture is required in connection with such transaction, an officers’ certificate and an opinion of counsel stating that such supplemental indenture complies with the indentures.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•

our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of BlackRock, Inc.; and

•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture or result in the incurrence of liability by the trustee and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture that have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•

change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

•	modify any of the above provisions.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or held by us in trust for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

The trustee under the indentures is The Bank of New York Mellon.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law. For more information on how you can obtain our amended and restated certificate of incorporation and amended and restated by-laws, see “Where You Can Find More Information” on page 2. We urge you to read our amended and restated certificate of incorporation, as amended, and amended and restated by-laws in their entirety.

General

Our amended and restated certificate of incorporation provides that we are authorized to issue 1 billion shares of capital stock, consisting of 500 million shares of common stock, par value $0.01 per share and 500 million shares of preferred stock, par value $0.01 per share of which 20,000,000 shares are designated as Series A convertible participating preferred stock, 150,000,000 shares are designated as Series B convertible participating preferred stock, 6,000,000 shares are designated as Series C convertible participating preferred stock and 20,000,000 shares are designated as Series D participating preferred stock. As of September 5, 2013, we had approximately 171,252,185 shares of common stock issued and approximately 167,273,779 shares of common stock outstanding, no shares of Series A convertible participating preferred stock issued and outstanding, approximately 823,188 million shares of Series B convertible participating preferred stock issued and outstanding, approximately 1,311,887 million shares of Series C convertible participating preferred stock issued and outstanding and no shares of Series D participating preferred stock issued and outstanding.

Preferred Stock

The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, the applicable provisions of the Delaware General Corporation Law and the certificate of designations that relates to the particular series of preferred stock, which has been or will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain our amended and restated certificate of incorporation and any applicable certificate of designations, see “Where You Can Find More Information” on page 2. We urge you to read our amended and restated certificate of incorporation and any applicable certificate of designations in their entirety.

General. The board of directors is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish from time to time the number of shares to be included in such class or series, and to fix the designations, voting powers (if any), privileges, preferences and relative participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

•	the designation of the class or series, which may be by distinguishing number, letter or title;

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the number of shares of the class or series, which number the board of directors may thereafter (except where otherwise provided) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

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the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such class or series, any conditions upon which such dividends are payable, the form of payment thereof (whether cash, our securities, securities of another person or other assets) and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

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whether dividends, if any, shall be cumulative or non-cumulative and, in the case of shares of any class or series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such class or series will cumulate;

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if the shares of such class or series may be redeemed by us, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including our securities or those of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such class or series may be redeemed, in whole or in part, at our option or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including our obligation, if any, to purchase or redeem shares of such class or series pursuant to a sinking fund or otherwise;

•	the amount payable out of our assets to the holders of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

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provisions, if any, for the conversion or exchange of the shares of such class or series, at any time or times, at the option of the holder or holder thereof or at our option or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of our capital stock or into any other security, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which each conversion or exchange may be made;

•	restrictions on the issuance of shares of the same class or series or of any other class or series of our capital stock, if any; and

•	the voting rights and powers, if any, of the holders of shares of the class or series.

Unless otherwise specifically set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

Since we are a holding company, our right, and hence the right of our creditors and securityholders, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Dividend Rights. Except as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock, the holders of preferred stock will be entitled to receive, but only when and as declared by our board of directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the certificate of designations, and summarized in the prospectus supplement relating to a particular series of preferred stock, and no more, payable quarterly.

Redemption. We will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause us to redeem shares of preferred stock, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Conversion or Exchange. The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Voting Rights. The holders of preferred stock will have such voting rights as required by applicable law and as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock.

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of preferred stock will have such preferences and priorities, if any, with respect to distribution of our assets or the proceeds thereof as may be set forth in the certificate of designations and summarized in the prospectus supplement relating to a series of preferred stock.

Miscellaneous. The transfer agent, dividend disbursing agent and registrar for the preferred stock issued in connection with this prospectus will be as set forth in the certificate of designations and summarized in the prospectus supplement. The holders of preferred stock, including any preferred stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of ours. When issued, the preferred stock will be fully paid and nonassessable. The certificate of designations setting forth the provisions of each series of preferred stock will become effective after the date of this prospectus but on or before issuance of the related series of preferred stock.

Series A Convertible Participating Preferred Stock. As of September 5, 2013, no shares of Series A participating preferred stock (the “Series A Preferred Stock”) were outstanding. The Series A Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable, at the holder’s option, in shares of common stock, cash, or a combination of cash and common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series A Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series A Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series A Preferred Stock will be entitled to receive $.01 per share of Series A Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock and the Series A Preferred Stock. The participating preferred stock has no voting rights except as required by applicable law.

Series B Convertible Participating Preferred Stock. As of September 5, 2013, we had outstanding approximately 823,188 million shares of Series B convertible participating preferred stock (the “Series B Preferred Stock”). The Series B Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable in the same consideration and manner as is declared on any share of common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series B Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series B Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series B Preferred Stock will be entitled to receive $.01 per share of Series B Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series B Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series B Preferred Stock has no voting rights except as required by applicable law.

Upon any transfer of the Series B Preferred Stock to any person other than an affiliate of the initial holder, each share of Series B Preferred Stock will convert into one share of common stock. No optional conversion is permitted.

Series C Convertible Participating Preferred Stock. As of September 5, 2013, we had outstanding approximately 1,311,887 million shares of Series C convertible participating preferred stock (the “Series C Preferred Stock”). The Series C Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable in the same consideration and manner as is declared on any share of common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series C Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series C Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series C Preferred Stock will be entitled to receive $40.00 per share of Series C Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series C Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series C Preferred Stock has no voting rights except as required by applicable law.

Upon termination of all of the obligations of PNC Asset Management, Inc. and PNC (the “PNC Parties”) under the Share Surrender Agreement, dated as of October 10, 2002, by and between BlackRock and the PNC Parties (as amended, the “Share Surrender Agreement”), each share of Series C Preferred Stock shall be automatically converted into one share of common stock. Prior to any such conversion, no share of Series C Preferred Stock may be transferred other than to BlackRock in accordance with the Share Surrender Agreement.

Series D Convertible Participating Preferred Stock. As of September 5, 2013, no shares of Series D participating preferred stock (the “Series D Preferred Stock”) were outstanding. The Series D Preferred Stock is entitled to receive any dividend that is paid to holders of common stock or the holders of Series B Preferred Stock, payable in the same consideration and manner as is declared on any share of common stock or the Series B Preferred Stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock or Series B Preferred Stock must also be made accordingly to the Series D Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series D Preferred Stock must also be made accordingly to the common stock and Series B Preferred Stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series D Preferred Stock will be entitled to receive $.01 per share of Series D Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series D Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series D Preferred Stock has no voting rights except as required by applicable law.

Common Stock

The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law.

Voting Rights. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.

Dividends and Liquidation Rights. Subject to the preferential rights of the Series B Preferred Stock, the Series C Preferred Stock and any other outstanding series of preferred stock created by our board of directors from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, holders of common stock will be entitled to share pro rata in any distribution of our assets after payment, or providing for the payment of, our liabilities.

Miscellaneous. The outstanding shares of our common stock offered hereby upon issuance and payment therefor will be, fully paid and nonassessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “BLK.”

The transfer agent and registrar for the common stock is Computershare Shareowner Services LLC, 480 Washington Boulevard, Jersey City, New Jersey 07310, telephone (800) 522-6645.

Anti-Takeover Considerations

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

Extraordinary Corporate Transactions

Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation’s assets, dissolutions, etc.

State Takeover Legislation

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to certain business combinations or to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. We have elected to be governed by Section 203 of the Delaware General Corporation Law.

Rights of Dissenting Stockholders

Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange or held of record by more than 2,000 stockholders, provided that such shares will be converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation’s stockholders were not required to approve the merger.

Stockholder Action

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our certificate of incorporation does not provide otherwise and thus permits action by written consent if such action has been approved in advance by the majority vote of our board of directors.

Meetings of Stockholders

Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called at any time by the chairman of the board of directors, the president, a majority of the board of directors, or any committee of the board of directors that has the power to call such meetings. No stockholder may call a special meeting.

Cumulative Voting

Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our certificate of incorporation does not authorize cumulative voting.

Removal of Directors

Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Our amended and restated certificate of incorporation provides that any or all of the directors may be removed, with or without cause, by the holders of a majority of the votes of capital stock then entitled to vote in the election of directors at a meeting of stockholders called for that purpose, except that any director in office at the annual meeting of stockholders in calendar year 2013 whose term expires at the annual meeting of stockholders in calendar year 2014 or calendar year 2015 (a “Continuing Classified Director”) and any director appointed to fill a vacancy of any Continuing Classified Director may be removed only for cause.

Vacancies

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

Our amended and restated by-laws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders if the vacancy resulted from the action of stockholders.

No Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future.

Staggered Boards

Prior to May 24, 2012, the board of directors was divided into three classes serving staggered terms. On May 24, 2012, our stockholders approved an amendment to our amended and restated certificate of incorporation at our 2012 annual meeting of stockholders to eliminate our classified board structure under which directors are elected for three-year terms. Commencing at the annual meeting of stockholders held in calendar year 2013, directors are elected annually for terms of one year, except that each Continuing Classified Director will continue to hold office until the end of the term for which such director was elected and until such director’s successor has been elected and qualified.

Our implementation and stockholder agreement with PNC provides that, subject to certain consents by PNC, we will use our best efforts to, at each annual meeting of stockholders, cause the election of directors such that our board of directors consists of no more than 19 directors, not less than two nor more than four directors who will be members of our management, two directors who will be designated by PNC and the remaining directors being independent for purposes of the rules of the New York Stock Exchange and not designated by or on behalf of PNC or any of its affiliates.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, preferred stock, common stock, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock, or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock, or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock, or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information” on page 2. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities or other stock purchase contracts), that would secure the holders’ obligations to purchase or to sell, as the case may be, common stock, or preferred stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the stock purchase contracts and stock purchase units.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans (as defined in Section 4975(e)(1) of the Code) that are subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include assets of a plan described in (a) or (b) by reason of such plan’s investment in such entities, including without limitation, an insurance company general account (each of (a), (b) and (c), a “Plan”) and (d) persons who have certain specified relationships to Plans (“parties in interest” under ERISA and “disqualified persons” under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and the Code prohibit certain transactions between a Plan and “parties in interest” or “disqualified persons” with respect to such Plan. Violations of these rules may result in the imposition of excise taxes and other penalties and liabilities under ERISA and the Code. Governmental plans, certain church plans and non-U.S. plans, while not subject to Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws.

Prohibited Transactions

The issuer, the trustee, the underwriters or certain affiliates thereof may be “parties in interest” or “disqualified persons” with respect to a number of Plans. Accordingly, investment in the notes by a Plan that has such a relationship could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., an extension of credit to a “party in interest”). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as Section 408(b)(17) of ERISA, which exempts certain transactions between a plan and a non-fiduciary service provider to such Plan, Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company separate accounts; PTCE 91-38 which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager;” or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment. If a purchase or transfer were to result in a non-exempt prohibited transaction, such purchase or transfer may have to be rescinded. By its purchase, each investor will be deemed to have represented that either (i) it is not a Plan that is subject to the prohibited transaction rules of ERISA or the Code or a governmental, church or non-U.S. plan subject to similar laws, or (ii) its investment will not constitute a non-exempt prohibited transaction by reason of application of one or more statutory or administrative exemptions under ERISA or the Code (or in the case of a governmental, church or non-U.S. plan, any similar exemption under any similar laws).

The sale of any notes to a Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plan generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of BlackRock’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

€700,000,000

1.250% Notes due 2025

PROSPECTUS SUPPLEMENT

Barclays

Citigroup

J.P. Morgan

Credit Suisse

Wells Fargo Securities

BofA Merrill Lynch

Deutsche Bank

Goldman, Sachs & Co.

HSBC

Mizuho Securities

Morgan Stanley

MUFG

RBC Capital Markets

UBS Investment Bank

CastleOak Securities, L.P.

Loop Capital Markets

MFR Securities, Inc.

Mischler Financial Group, Inc.

The Williams Capital Group, L.P.

April 28, 2015